ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated February 2, 2012

Media Release: February 2, 2012

ETRACS MLP ETN CONTINUES TO BE THE TOP PERFORMING EXCHANGE TRADED PRODUCT TRACKING THE ALERIAN MLP INFRASTRUCTURE INDEX

New York, February 2, 2012 – UBS Investment Bank today announced that the ETRACS Alerian MLP

Infrastructure ETN (Ticker: MLPI) was the top performing exchange-traded product linked to the Alerian MLP Infrastructure Index (Ticker: AMZI) for the month of January 2012.

Both MLPI and the Alerian MLP ETF (Ticker: AMLP) are designed to deliver the performance of the Alerian MLP Infrastructure Index (the “Index”). The table below summarizes their performance during the month of January 2012 and since the day that both products could be purchased on an exchange:

Ticker	Price Return (January)	Total Return (January)	Total Return Since 8/25/2010*
MLPI	0.79%	2.05%	34.85%
AMLP	1.26%	1.26%	21.48%
Index	1.58%	2.18%	37.14%

Source: Bloomberg, 01/31/2012

*The first day that both products could be purchased on an exchange

MLPI first day of trading: 04/01/2010

AMLP first day of trading: 8/25/2010

About the Index

The Index is a liquid, midstream-focused subset of the Alerian MLP Index comprised of 25 energy infrastructure MLPs. The Index, whose constituents generally earn the majority of their cash flow from the transportation and storage of energy commodities provides investors with a benchmark for the infrastructure component of this emerging asset class. The Index is calculated using a capped, float-adjusted, capitalization-weighted methodology that results in greater diversification versus a pure market capitalization-weighted index.

MLPI offers:

•	Exposure to a portfolio of 25 energy infrastructure MLPs through a single, exchange-traded security

•	Income via quarterly coupons linked to cash distributions, if any, paid by the MLPs in the Index, less fees[1]

•	No K-1s: the coupons associated with the ETN are reported as ordinary income on Form 1099, and therefore the administrative burden associated with K-1 forms is eliminated[2].

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

Exchange Traded Access Securities ETNs (“ETRACS ETNs”), are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG (“UBS”), are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

There are 41 ETRACS ETNs:

ETRACS ETN Name	Ticker

Master Limited Partnerships
Alerian MLP Infrastructure	MLPI
2x Monthly Leveraged Long Alerian MLP Infrastructure	MLPL
1x Monthly Short Alerian MLP Infrastructure TR*	MLPS
Alerian Natural Gas MLP	MLPG
Wells Fargo MLP Index	MLPW

Business Development Companies
Wells Fargo Business Development Company Index	BDCS
2x Monthly Leveraged Wells Fargo Business Development Company Index	BDCL

Alpha Strategies
Long-Short S&P 500 VIX Futures	XVIX
Natural Gas Futures Contango ETN	GASZ
Oil Futures Contango ETN	OILZ

Hybrid
S&P 500 Gold Hedged	SPGH
Fisher-Gartman Risk On ETN	ONN
Fisher-Gartman Risk Off ETN	OFF

Commodities
CMCI TR	UCI
CMCI Agriculture TR	UAG
CMCI Energy TR	UBN
CMCI Food TR	FUD
CMCI Gold TR	UBG
CMCI Industrial Metals TR	UBM
CMCI Livestock TR	UBC
CMCI Long Platinum ER*	PTM
CMCI Short Platinum ER	PTD
CMCI Silver TR	USV
DJ-UBS Commodity Index TR	DJCI

Equities
Next Generation Internet ETN	EIPO
Monthly 2xLeveraged Next Generation Internet ETN	EIPL
Long ISE Solid State Drive Index	SSDD
2xLeveraged Long ISE Solid State Drive Index	SSDL
Monthly 2xLeveraged ISE Cloud Computing TR	LSKY

Volatility
Long-Short S&P 500 VIX Futures	XVIX
Long 1-Month S&P 500 VIX Futures	VXAA
Long 2-Month S&P 500 VIX Futures	VXBB
Long 3-Month S&P 500 VIX Futures	VXCC
Long 4-Month S&P 500 VIX Futures	VXDD
Long 5-Month S&P 500 VIX Futures	VXEE
Long 6-Month S&P 500 VIX Futures	VXFF
Short 1-Month S&P 500 VIX Futures	AAVX
Short 2-Month S&P 500 VIX Futures	BBVX
Short 3-Month S&P 500 VIX Futures	CCVX
Short 4-Month S&P 500 VIX Futures	DDVX
Short 5-Month S&P 500 VIX Futures	EEVX
Short 6-Month S&P 500 VIX Futures	FFVX

      *TR=Total Return and ER=Excess Return

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275). Futures and futures options trading is speculative, involves a high degree of risk and is not suitable for all investors. Past performance is not necessarily indicative of future results.

1 Quarterly coupons are linked to the cash distributions, if any, paid by the MLPs in the Index, less fees. If the MLPs do not make distributions, or these distributions do not overcome the investor fees, the investor will not receive any coupons. You are not guaranteed any coupon or distribution amount under the ETN.

2 Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

© UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. “Dow Jones,” “DJ-UBS Commodity Index” and “DJ-UBSCI” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 Gold Hedged,” “S&P 500 VIX Short-Term Futures Index,” “S&P 500 VIX 2-Month Futures Index,” “S&P 500 VIX 3-Month Futures Index,” “S&P 500 VIX 4-Month Futures Index,” “S&P 500 VIX Mid-Term Futures Index,” and “S&P 500 VIX 6-Month Futures Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed to S&P. The ETRACS ETNs are not sponsored, endorsed, sold or promoted by S&P or CBOE and neither S&P nor CBOE makes any representation regarding the advisability of investing in the ETNs. “ISE Cloud Computing™ Total Return Index”, “ISE Solid State Drive™ Index”, “ISE Oil Futures Spread™”, “ISE Natural Gas Futures Spread™”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” or “Licensor”) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN, ETRACS ISE Solid State Drive Index ETN, ETRACS Monthly 2xLeveraged ISE Solid State Drive Index ETN, ETRACS Natural Gas Futures Contango ETN and ETRACS Oil Futures Contango ETN based on the ISE Cloud Computing™ Total Return Index, ISE Solid State Drive™ Index, ISE Natural Gas Futures Spread™ Index and the ISE Oil Futures Spread™ Index, respectively, are not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product(s). Alerian MLP Infrastructure Index, Alerian Natural Gas MLP Index, Alerian MLP Infrastructure Total Return Index, Alerian Natural Gas MLP Total Return Index, AMZI, AMZIX and ANGI are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. ETRACS Wells Fargo MLP Index is not issued, guaranteed, sponsored, endorsed, sold or promoted by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the advisability of investing in securities generally or in this ETRACS Wells Fargo MLP Index particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to this ETRACS Wells Fargo MLP Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo MLP Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the listing, registration, distribution, administration, marketing, trading or redemption or settlement by the issuer or otherwise of this ETRACS Wells Fargo MLP Index. Wells Fargo does not guarantee the accuracy and/or the completeness of the index or of any data supplied by it or any data included therein. Wells Fargo makes no warranty, express or implied, as to results to be obtained by UBS AG and the ETRACS Wells Fargo MLP Index, or any other person or entity from the use of index or of the data supplied by Wells Fargo or any data included therein. Wells Fargo makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the index and the data supplied by Wells Fargo or any data included therein. Without limiting any of the foregoing, in no event shall Wells Fargo have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. “MBF Index Holdings, LLC”, “The Fisher-Gartman Risk Index”, “The Fisher-Gartman Equity Subindex” and “The Fisher-Gartman Sovereign Bond Subindex” are trademarks of MBF Index Holdings, LLC and have been licensed for use by UBS AG. The ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN are not issued by, sponsored, endorsed, sold or promoted by MBF Index Holdings, LLC or its affiliates and MBF Index Holdings, LLC makes no representation regarding the advisability of investing in the product. MBF Index Holdings, LLC does not guarantee that the Index referenced by the product has been accurately calculated and shall not have any liability for any error in the calculation. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.

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New York:	Michelle A. Lee	+1 212 333 3810

Notes to Editors

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